Exhibit 99.(p)(ii)

CODE OF ETHICS ANDINSIDER TRADING POLICY FOR

REGISTERED INVESTMENT MANAGEMENT SUBSIDIARIES OF

FIRST REPUBLIC BANK

Created: February, 2002	Revised: May

2004, September 2004

I. Overview

Registered Investment Advisor Affiliates (hereby known as the “Advisors”) of First Republic Bank (“FRC”– NYSE), listed on Appendix A –”Registered Investment Advisor Affiliates”, shall each adopt as their own and adhere to this Code, which sets forth procedures and limitations which govern the business conduct and personal securities trading of persons associated with the Advisors.

On May 26th 2004, the Securities and Exchange Commission (“SEC”) voted to adopt a new code of ethics rule for registered investment advisors, Rule 204A-1 under the Investment Advisors Act of 1940 (the “IAA”) and related amendments to the recordkeeping rules under the IAA, Form ADV, and the code of ethics rule under the Investment Company Act of 1940 (the “ICA”). Rule 204-2 under the IAA, Sections 204A, 204A-1, and 206 of the IAA, and Rule 17j-1 under the ICA require that an investment adviser adopt a written code of ethics containing provisions reasonably necessary to prevent persons covered by the Code from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary, to prevent violations of the Code.

Rule 17j-1 and the federal securities laws make it unlawful for certain persons, including any officer, trustee or director of a registered investment company (RIC) and its investment adviser, in connection with purchase or sale by such person of a Security Held or to be acquired by a RIC or any client:

i.      To employ a device, scheme or artifice to defraud a RIC or any client;

ii.     To make to the Advisor or any client any untrue statement of a material fact or omit to state to the Advisor or any client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

iii.    To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client; or

iv.    To engage in a manipulative practice with respect to any client.

v.     To engage in any manipulative practice with respect to securities, including price manipulation.

This Code of Ethics and Insider Trading Policy (the “Code”) has been adopted by the Board of Directors of the Advisor(s) to effectuate the purposes and objectives of Sections 204A, 204A-1, and 206 and Rule 204-2 under the IAA, Rule 17j-1 under the ICA, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), and in accordance with industry best practices.

This Code is based upon the principle that the Advisor’s employees owe a fiduciary duty to, among others, managed account clients, to conduct their affairs, including their personal securities transactions, in such manner to avoid (1) serving their own personal interests ahead of clients; (2) taking inappropriate advantage of their position with the firm; and (3) any actual or potential conflicts of interest or any abuse of their position of responsibility.  In addition, Advisor’s employees are required to comply with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the IAA, the ICA, and the Sarbanes Oxley Act and rules thereunder.  Due to the litany of definitions and interpretations contained in these laws, it is imperative that Advisor employees also read and acknowledge the firm’s Compliance Manual, which contains policies and procedures (including the Code) designed to address pertinent industry regulations.  In addition, employees are asked to consult the CCO CCO or legal counsel before engaging in any activity or planned activity where there exists uncertainty concerning legality.

II. Purpose of the Code and Principles of Business Conduct

It is a fundamental principle that the interests of clients are at all times paramount to the interests of any director, officer or employee of any Advisor.  Persons covered by this Code must adhere to this general principle and the specific provisions of the Code at all times.  Every director, officer, and employee is required to read and understand this document and comply with it to protect and preserve the Advisor’s reputation.

Personal investments of all directors, officers and employees of the Advisor must be conducted in a manner that avoids actual or potential conflicts of interest with an Advisor’s clients.  Directors, officers and employees of an Advisor shall use their employment status, and any investment opportunities they learn of because of their positions with the Advisor, solely for the benefit of clients and in a manner consistent with their fiduciary duties.

No person covered by this Code shall engage in any act, practice, or course of conduct, which would violate the provisions of the federal securities laws.  Any violation of the Code, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action including, but not limited to, disgorgement of profits, payment of a fine, censure, and, when appropriate, suspension or termination of employment and/or referral to appropriate governmental agencies.  Supervised Persons should be aware that they may be held personally liable for any improper or illegal activities committed during the course of their employment, and may be subject to civil penalties such as fines, regulatory sanctions, including suspensions, as well as criminal penalties.

Any questions regarding the Code should be referred to the CCO CCO.  However, while the CCO CCO is a resource, he or she is not giving legal advice, and authorization for trading through the pre-clearance process does not assure compliance with the totality of the Code.  Ultimately, each individual is responsible for his or her compliance with the Code.

III. Persons Covered by the Code

The following categories or sub-categories of persons covered under this code have been designed to meet all necessary rule requirements under the IAA, the ICA, and the ITSFEA:

(A) “Supervised Person” includes any:

i.      Director, officer, and partner of the adviser (or other persons occupying a similar status or performing similar functions);

ii.     Employee of the adviser (including temporary and consulting help); and

iii.    Other person who provides advice on behalf of the adviser and/or is subject to the adviser’s supervision and control.

(B) “Access Person” means any Supervised Person who:

i.      has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the adviser or its control affiliates manage; or

ii.     is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

(C) “Investment Person” means any Access Person who:

i.      in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of a client;

ii.     obtains information concerning recommendations made regarding the purchase or sale of securities on behalf of a client;

iii.    otherwise exercises Investment Control over client accounts.

The CCO CCO shall maintain a list of Investment Personnel and the corresponding client accounts over which such Investment Personnel exercise Investment Control.

(D)  “Non-Access Person” means any Supervised Person who does not meet either the definition of Access or Investment Person.

Note: Any director, officer or employee of an investment adviser, who would be deemed an Access Person under this Code, who is subject to a code of ethics other than this Code that meets the requirements of Rule 204-2 under the Investment Advisors Act of 1940 (the “IAA”), Sections 204A, 204A-1, and 206 of the Advisors Act, and Rule 17j-1 under The Investment Company Act of 1940 (the “ICA”) shall be exempt from this Code.

IV. Accounts Covered by the Code

The following accounts or situations are covered under the Code:

(A)  Beneficial Ownership

All accounts over which an Access or Investment Person has a Beneficial Ownership interest, including but not limited to - Individual, IRA, Joint, UGMA, 529 Plan, and Trust accounts.

(B)  Immediate Family

All accounts of immediate (i.e. children or spouse) family household members of an Access or Investment Person - including any relative by blood or marriage living in the employee’s household.

(C)  Investment Control

All Accounts over which an Access or Investment Person exercises Investment Control.  This includes any arrangement where the Access or Investment Person serves as an agent, executor, trustee or in another similar capacity.

Note: Accounts over which the Access Person retains no Investment Control and that are managed by an independent third-party are exempt from the pre-clearance (Section XII) and prohibited transaction (Section VI) rules of the Code (except for transactions in IPOs and the approval requirements for Limited Offerings set forth in Section VI (B)(iv) and (viii), respectively):

i.      if a copy of the discretionary account management agreement is provided to the CCO CCO promptly upon establishment of the account; and

ii.     the CCO CCO finds no exceptions after his/her review of the discretionary account management agreement.

Note:  An interest in any pooled investment vehicle held by an Access Person and managed by an Advisor shall be exempt from the pre-clearance and prohibited transactions provisions of the Code (except for transactions in IPOs and the approval requirements for Limited Offerings) as long as the Beneficial Ownership of Access Persons does not in the aggregate exceed 25% of the ownership interest or Advisor is entitled to not more than 25% or more of the profits or losses in the vehicle.

V. Securities Covered by the Code

(A)  Securities covered under the Code include any:

i.      stock;

ii.     bond;

iii.    future;

iv.    investment contract;

v.     option on a security, index, or currency;

vi.    open-end mutual fund advised or sub-advised by the firm (or an affiliate(s), where applicable).

vii.   exchange traded fund (ETF);

viii.  closed-end fund;

ix.    limited partnership;

x.     foreign unit trust (i.e. UCIT) and foreign mutual fund;

xi.    private investment fund, hedge fund, and investment club, and;

xii.   any other instrument that is considered a “security” under the various securities laws.

(B)  Securities not covered under the Code include any:

i.      direct obligation of the U.S. government (e.g., treasury securities);

ii.     bankers’ acceptance;

iii.    bank certificate of deposit;

iv.    commercial paper;

v.     repurchase agreements;

vi.    money market funds;

vii.   open-end mutual funds that are not advised or sub-advised by the firm (or an affiliate(s), where applicable); and

viii.  shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable).

VI. Prohibited Security Transactions Under the Code

(A)    No Supervised Person shall engage in any act, practice or course of conduct, which would violate the provisions of this Code.

(B)    No Access or Investment Person shall:

i.      Buy or sell a Covered Security of an issuer on the same day a purchase or sale order for a client has been placed and/or executed or where a buy or sell order for the same Covered Security remains open, i.e. GTC order.

ii.     Buy or sell any Covered Security (or related security) that is under active consideration for purchase or sale by the Advisor.  (Such securities will be maintained on a Restricted List until action is taken by the Advisor).

iii.    Engage in short sales of any Covered Security held on behalf of a client.  This prohibition also applies, but is not limited to:

a.     sales of uncovered call options,

b.     purchases of uncovered put options, and

c.     short sales of bonds that are convertible into equity positions.

iv.    Acquire any Covered Security in an initial public offering (IPO);

v.     Aggregate a personal trade order(s) with those of client account orders in the form of a block trade.

vi.    Profit in the purchase and sale, or sale and purchase of the same (or equivalent) Covered Security within sixty (60) calendar days.

vii.   Engage in or give the appearance of “front-running,” that is, purchase or sell a security for his/her own account(s) on the basis of Advisor’s trading positions or plans for a client account(s).

viii.  Purchase or sell any security, while possessing material nonpublic information regarding any issuer of the security, until the information becomes public or is no longer material.

viii.  Purchase any Security in a Limited or Private Offering, without prior written approval of the CCO CCO. (2)

(C)    No Investment Person shall:

i.      Purchase or sell a Covered Security of an issuer within two (2) trading days before or after a purchase or sale order for a client has been placed and/or executed for a client

(2) Any person purchasing or holding Securities in a Limited or Private Offering shall disclose to the CCO CCO that investment when he/she plays a part in any subsequent consideration of an investment in the issuer for any client.  In such circumstances, the decision to purchase Securities of the issuer for a managed account client shall not be made by anyone with a personal interest in the issuer.  The Investment Ethics Committee shall provide guidance to the CCO CCO regarding the purchase of Limited Offering Securities.  For the purposes of this Code, purchases of time-shares and cooperative investments in real estate used as a primary or secondary residence shall not be subject to the prior written approval of the CCO CCO.  When considering requests for participation in Limited Offerings, the CCO CCO will take into account the specific facts and circumstances of the request prior to reaching a decision.  These factors include, among other things, whether the opportunity is being offered to an individual by virtue of his or her position with the Advisor, or his or her relationship to a RIC or managed client account.  The CCO CCO will also consider whether a managed client account is authorized to invest in securities of the issuer.  At its discretion, the CCO CCO may request any and all information and/or documentation necessary to satisfy itself that no actual or potential conflict, or appearance of a conflict, exists between the proposed Limited Offering and the interest of any managed client account.

over which the Investment Person has Investment Control or assists with Investment Control.

DE MINIMIS EXEMPTION:  Prohibitions VI(B)(i) and VI(C)(i) shall not apply to any purchase or sale of any Security that aggregates to 500 or fewer shares and less than $20,000 in principal amount.  Please note that transactions meeting this exemption are subject to the other provisions of this Code, including pre-clearance.

VII. Exempt Security Transactions Under the Code

Although subject to reporting requirements, the following are not subject to pre-clearance and prohibited transactions rules of the Code:

i.      purchases or sales effected in any account over which the Access or Investment Person retains no power to exercise controlling influence over the investment decisions and/or Securities held in the account (e.g., transactions over which an independent adviser exercises investment discretion);

ii.     purchases or sales which are non-volitional on the part of either the Access or Investment Person (e.g. option exercise or stock dividend distributed to all shareholders where receiving cash is not an option);

iii.    purchases related to an automatic investment or dividend reinvestment plan (Note: Any optional cash purchases and sales through such plans are subject to pre-clearance);

iv.    purchases effected upon the exercise of rights issued pro rata to all holders of a class of an issuer’s Securities, to the extent such rights were acquired from issuer, and sales of such rights so acquired;

v.     Employee Stock Purchase Program transactions (via payroll deduction) purchased by an Access Person’s spouse or dependent living in the same household (provided the CCO CCO has been previously notified in writing about such program);

vi.    Employee Stock Option Program transactions by an Access or Investment Person’s spouse or dependent living in the same household;

vii.   transactions in Securities pursuant to a bona fide tender offer made for any and all such Securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. (Note: Tenders pursuant to offers for less than all outstanding Securities of a class of Securities of an issuer must be pre-cleared.

Access or Investment Persons should consult the CCO CCO if there are any questions about whether one of the exemptions listed above applies to a given Covered Securities transaction.

VIII. Outside Affiliations

Supervised Persons are prohibited from serving on a board of directors of any company without written authorization of the Investment Ethics Committee.  Any such authorization shall be based upon a determination that the board service would be consistent with the interests of any client(s).

Volunteer service (without compensation) as a partner, officer, director owner or trustee of a non-profit organization, i.e. Hospital, School or other Social Organization Board, etc. does not require disclosure if there is no relationship to the Advisor.

Outside Affiliations permitted under the Code shall be submitted to the CCO CCO via the form attached hereto as Exhibit G no later than fifteen days (15) from the date of appointment.

IX. Political Contributions

Supervised persons are prohibited from making political contributions for the purpose of obtaining or retaining Advisory contracts with government entities (known as “pay to play”).  Although political contributions are not prohibited, Supervised persons must be cognizant of potential conflicts of interest that may exist if the Advisor or its employees contribute to the campaigns of any client(s), employees or consultants to the Advisor.

All Supervised persons are required to pre-clear any political contributions made to individual candidates, city, country, and state governing bodies; and local governments and their electorates with the CCO CCO using the form attached hereto as Exhibit H.

On a quarterly basis, all Supervised Persons are required to report any Political Contributions made to individual candidates, city, country, and state governing bodies; and local governments and their electorates to the CCO CCO via the form attached hereto as Exhibit D no later than fifteen days (15) from the end of the quarter.

X. Gifts and Entertainment

Supervised persons are not permitted to offer, seek or accept any gift, service or other item of more than de minimis value, either directly or indirectly, from any person or entity that does business with or on behalf of the Advisor.  For the purposes of this provision, the following items are acceptable:

i.      An occasional meal;

ii.     An occasional ticket to a sporting event, the theater or comparable entertainment;

iii.    A gift of fruit or other foods.

Note: As per the NASD Rule Manual, de minimis value is less than or equal to $100.

XI. Confidentiality/Safeguarding of Data

Supervised persons, as fiduciaries, must adhere to the Advisor’s Privacy Policy under Regulation S/P of the Gramm Leach Bliley Act (the “GLBA”).  All material, non-public information pertaining to any client must be safeguarded, and includes, but is not limited to adherence to physical and technical security of information.  Supervised Persons are required to adhere to the following guidelines:

i.      Sharing of access codes and/or passwords with any other individual is prohibited without authorization from the IT Department;

ii.     Client information, such as account statements, applications, etc. must be secured at all times when not in use;

iii.    Information on investment strategies, transactions and investments being considered or used by the Advisor for client accounts shall be secured at all times and not discussed with persons who are not Access Persons or with third parties (other than as needed for compliance purposes) prior to their disclosure to clients of Advisor.

iv.    Transmission of material, non-public information to unauthorized parties, via any means, is strictly prohibited.  Authorized parties include, but are not limited to the following:

•      Affiliate Firms and their designees

•      Broker Dealers who conduct business with the Advisor on behalf clients

•      Third party entities with a contractual need for such information and who have executed a non-disclosure agreement with the Advisor.

XII. Pre-Clearance Procedures

An Access or Investment Person must submit a written pre-clearance form (Exhibit C) to the CCO CCO or his/her designee for each proposed transaction.  Trade authorization is good until the close of the business day the pre-clearance request is approved.  Trade authorization may be extended, shortened or rescinded in special circumstances.  The CCO CCO or his/her designee shall document the reason(s) for any non-approval of a proposed security transaction.

Although making the pre-clearance request does not obligate the Access or Investment Person to do the transaction, it should be noted that:

•      The order for the transaction should be placed with the broker on the date the pre-clearance authorization is received.  In the event that it is not possible, despite best efforts, for the order to be placed with the broker on the date the pre-clearance is authorized, the Access or Investment Person may place such order prior to the market opening on the next business day.  Such pre-market orders shall not be deemed to violate Section VI (B)(i).

•      In most, if not all cases, pre-clearance authorization will not be given until near the end of the trading day, regardless of when the Access or Investment Person submits the pre-clearance request.  The pre-clearance request should be submitted as early as possible on the day trade authorization is sought.

XIII. Reporting Requirements

(A) Initial and Annual Certification of Compliance with the Code

Upon employment and annually thereafter, each Supervised Person shall certify that he/she has:

(i)           read and understand the Code and recognize that they are subject thereto;

(ii)          complied with the applicable requirements of the Code; and

(iii)         reported all personal securities transactions required to be reported pursuant to the requirements of the Code.

The certification report shall be made on the form attached as Exhibit A and submitted to the CCO CCO no later than fifteen (15) days after becoming a Supervised Person and annually fifteen (15) days after calendar year end.

(B) Initial and Annual Disclosure of Holdings and Brokerage Accounts

Upon employment and annually thereafter, each Access or Investment Person is required to submit to the CCO CCO a report listing all Covered Securities holdings and securities trading accounts in which the Access or Investment Person has a direct or indirect Beneficial Ownership as defined by the Code (See Section IV, Accounts Covered by the Code).

The certification report shall be made on the form attached as Exhibit B and submitted to the CCO CCO no later than fifteen (15) days after becoming a Supervised Person and annually thirty (30) days after calendar year end.

Note: Accounts of Immediate Family Members over which the Access Person exercises Investment Control, but does not have a direct or indirect Beneficial Interest, shall be reported on Exhibit B and on an annual basis thereafter.

(C) Quarterly Personal Transactions

(a)                  Each Access or Investment Person is required to report all transactions made in Covered Securities during the quarter, and any new securities accounts opened during the period;

Quarterly Trading Disclosures shall be submitted to the CCO CCO via the form attached hereto as Exhibit D no later than fifteen (15) calendar days after the end of the calendar quarter, including any period in which no securities transactions were effected.

Exhibit D shall contain the following information:

i.      the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

ii.     the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.    the price of the Covered Security at which the transaction was effected; and

iv.    the name of the broker, dealer or bank with or through whom the transaction was effected.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(b)           Each Access or Investment Person is required to report any political contributions made during the period.  Quarterly Political Contribution Disclosures shall be submitted to the CCO CCO via the form attached hereto as Exhibit H no later than fifteen (15) calendar days after the end of the calendar quarter.

(D) Outside Affiliations

Outside Affiliations permitted under the Code shall be submitted to the CCO CCO via the form attached hereto as Exhibit G no later than fifteen days (15) from the date of appointment.

(E) Miscellaneous Reporting Requirements

i.      All Access and Investment Persons must promptly submit a Notification of Securities Account Opening (Exhibit E) to the CCO CCO any time a new account described in Section IV is opened.

ii.     Other Securities transactions which were not completed through a brokerage account, such as inheritances, spin-offs from Securities held outside brokerage accounts, or other actions must be reported to the CCO CCO within fifteen (15) days of said transaction.

 (F) Conflict of Interest

Every Supervised Person shall notify the CCO CCO of any personal conflict of interest relationship which may involve any client such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client.  Such notification shall occur in the pre-clearance process.

The CCO CCO shall notify each Supervised Person that he or she is subject to these reporting requirements, and shall deliver a copy of this Code to each such person upon request.

XIV. Reporting of Violations

Each Supervised Person shall promptly report to the CCO CCO all apparent violations of this Code and its associated policies and procedures.

The CCO CCO shall promptly report to the Investment Ethics Committee all apparent violations of this Code and its associated policies and procedures.

When the CCO CCO finds that a transaction otherwise reportable could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1, or Rule 204(a)(12) he/she may, in his/her discretion, send a copy of a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code to the Investment Ethics Committee, in lieu of reporting the transaction as defined above.

The Investment Ethics Committee and, where appropriate, the Board of Directors of Advisor shall consider reports made hereunder and shall determine whether or not this Code has been violated and whether the appropriate sanctions, if any, were imposed.

XV. Management Reporting

The CCO CCO shall prepare and deliver a report relating to this Code to the Advisor’s Board of Directors and to any applicable RIC Board of Directors on a Quarterly and Annual Basis.  Such report shall:

(a)     summarize existing procedures concerning personal investing and any changes in the procedures made during the period year;

(b)     identify any violations requiring significant remedial action during the period;

(c)     identify any recommended changes in the existing restrictions or procedures based upon past experience under its Code, evolving industry practices or developments in applicable laws or regulations; and

(d)     certify that Advisor has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

XVI. Training/Education

The CCO CCO shall be responsible for the training and education of Supervised persons regarding the Code.  Such training shall be provided upon commencement of employment, in conjunction with the delivery of the Code to new hires, continually as questions or revisions to the Code arise, and annually as part of an overall Compliance Department training regimen.  All Supervised persons are required to attend any training sessions or read any applicable materials in relation to the Code.

XVII. Sanctions

This Code is designed to assure compliance with applicable law and to reinforce Advisor’s reputation for integrity in the conduct of its business.

Upon discovering a violation of this Code, sanctions may be imposed as deemed appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

An incidental failure to comply with the Code is not necessarily a violation of law or Advisor’s Principles of Business Conduct. Isolated or inadvertent violations of the Code not resulting in a violation of the law will be referred by the CCO CCO to the Investment Ethics Committee and disciplinary action commensurate with the violation, if warranted, will be imposed.

Violations of any of the enumerated transactions in Section VI (Prohibited Security Transactions) may require the sale of any open positions and disgorgement of any profits realized from the prohibited transaction(s).  A pattern of violations that individually do not violate the law or Principles of Business Conduct, but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment.  A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action including, but not limited to, termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

XVIII. Interpretations and Exceptions

As the designee of the Investment Ethics Committee, the CCO CCO shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved.  A memorandum regarding the granting of any such exceptions, and the reasons therefore, shall be retained pursuant to Section XVI hereof.  Each Access Person must obtain approval from the CCO CCO before taking any action regarding such an exception.

Interpretative decisions of the CCO CCO may be appealed to the Investment Ethics Committee.  With respect to any such appeal, the Investment Ethics Committee shall review the decision of the CCO CCO and determine whether the Code has been violated and may impose different sanctions.

The Advisor’s President, CIO or CAO is responsible for reviewing the CCO CCO’s personal trading reports required under the Code and pre-clearing his/her trades.  If the CCO CCO is in violation of the Code, the Investment Ethics Committee will impose the appropriate sanction(s).

XIX. Retention of Records

This Code, as updated from time to time, acknowledgement of receipt of a copy of this Code by each Supervised Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, each memorandum made by the CCO CCO hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the RIC or Advisor as required under the Rule for a period of not less than 5 years.

The CCO CCO will use his or her best efforts to assure that all requests for pre-clearance, all personal Securities transaction reports and all reports of Securities holdings are treated “Personal and Confidential.”  However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within Advisor and its affiliates as are necessary to evaluate compliance with or sanctions under this Code.  Documents received from Access Persons who are officers of the RIC or who have day-to-day management responsibilities for a series of the RIC are also available for inspection by the Board of Directors of the RIC.

XX. Insider Trading Policy

1.     Policy Statement on Insider Trading

Advisor prohibits any officer, director, or employee from trading, either personally or on behalf of others, including on behalf of the RIC and managed clients, or recommending Securities, while in possession of material, non-public information in violation of applicable laws and regulations.  This unlawful conduct is frequently referred to as “insider trading.”

Advisor’s policy extends to external activities and outside duties related to your association with Advisor.  Every officer, director, and employee must read and retain this policy statement. Any questions regarding Advisor’s insider trading policy and procedures should be referred to the CCO CCO.

Adherence to Advisor’s Insider Trading Policy and Procedures is a basic condition of your employment or association with the firm.  Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, by Advisor.

2.     Definition of Insider Trading

The term “insider trading” is not defined in the federal securities laws.  However, the term insider trading generally is used to refer to the use of material, non-public information to trade in Securities (whether or not one is an “insider”) or to communications and recommendations of material, non-public information to others.

The law concerning insider trading is not static.  However, the law concerning insider trading generally prohibits:

•              trading by an insider, while in possession of material, non-public information;

•              trading by a non-insider, while in possession of material, non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•              communicating material, non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

3.     Who is an Insider

The concept of “insider” is broad.  It includes, at a minimum, officers, directors, and employees of a company.

The concept of insider also includes a “temporary insider.”  A person is a “temporary insider” if he or she enters into a special, confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes.  A temporary insider can include, among others, company’s attorneys, accountants, consultants, bank lending officer, and the employees of such organizations.

Advisor itself may become a temporary insider of a company it advises or for which it performs other services.  According to the U.S. Supreme Court, an individual could become a temporary insider if the company expects the outsider who becomes a temporary insider to keep the disclosed, non-public information confidential, and the relationship at least implies that the individual has such a duty.

4.     What is Material Information

“Material information” generally is defined as (1) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or (2) information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that officers, directors and employees should consider material includes, but is not limited to the following:

•      dividend changes, earnings estimates and other similar financial information, such as large or unusual write-offs, write-downs, profits or losses, changes in previously released earnings estimates;

•      significant merger or acquisition proposals or other agreements for the sale or purchase of substantial assets;

•      major litigation, such as the institution of, or development in, litigation or a regulatory proceeding;

•      extraordinary borrowing or other liquidation problems such as defaults under agreements or actions by creditors, customers, or suppliers relating to a company’s credit standing;

•      tender offers, which are often material for the party making the tender offer as well as for the issuer of the securities for which the tender offer is made and extraordinary management developments;

•      pending discoveries or developments, such as new products, sources of materials, patents, processes, inventions or discoveries of mineral deposits;

•      a proposal or agreement concerning a financial restructuring;

•      a proposal to issue or redeem securities, or a development with respect to pending issuance or redemption of securities;

•      a significant expansion or contraction of operations;

•      new products or discoveries;

•      information about major contracts or increases or decreases in orders;

•      developments regarding a company’s senior management;

•      information about a company received from a director of that company; and

•      information regarding a company’s possible noncompliance with various laws.

Additionally, information need not refer to specific aspects of a company’s business to be deemed material information.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the U.S. Supreme Court considered as material, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Importantly, this is a non-exhaustive list.  Therefore, you should consider all relevant circumstances when determining whether information is material.

5.     What is Non-Public Information

Information is non-public until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public (i.e., generally available to the investing public).  For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public information.

Information received under circumstances indicating that it is not yet in general circulation and which may be attributable, directly or indirectly, to the company or its insiders is likely to be deemed non-public information.

The amount of time required for information to become effectively communicated depends upon many factors.  For instance, it may depend upon whether the information appears in widely accessible sources, such as newspapers or on the internet, or whether the information appears in regulatory filings.  Information appearing in newspapers or through electronic media, such as the Internet, is more rapidly disseminated than information appearing in regulatory filings.

The complexity of the information is a relevant factor.  If the information is more complex and, therefore, more difficult to understand, it may take more time for such information to be widely available to the public.  In contrast, if the information is more simple, then it may take less time for such information to be widely available to the public.

Again, you should consider all relevant circumstances when determining whether a sufficient amount of time has passed before the information is widely available.

6.     Prohibitions Based upon Material Non-Public Information

If you obtain material non-public information, you may not trade Securities or even recommend related Securities either for your own or accounts in which you have a direct or indirect Beneficial Interest, or any account over which you exercise Investment Control, until you can refer to some public source to show that the information is generally available (that is, available from sources other than insider sources) and that enough time has passed to allow wide dissemination of the information.  In addition, any person who passes along material non-public information upon which a transaction is based (tipping) may also be liable.  This prohibition on the trading of Securities relates to any Security: it includes, but is not limited to the securities of First Republic Bank.  For example, no employee may divulge the current portfolio transactions of any client to anyone unless it is properly within his or her job responsibilities to do so.

You may discuss inside information with other Advisor employees only if the discussion of such inside information is necessary for Advisor employee to fulfill her or his job responsibilities.

7.     Duties Based upon the Prohibitions on Inside Information

All directors, officers and employees of Advisor, particularly those who have Investment Control over the managed accounts, must take appropriate steps to avoid receiving material non-public information.  Receiving such information could impose severe restrictions on one’s ability to perform one’s job responsibilities, particularly in fulfilling your fiduciary obligations to Advisor’s managed account clients.

All employees managing the work other persons, whether employees, consultants, or temporary employees, who have access to inside information are responsible for ensuring that such persons are aware of this policy.

8.     Base for Liability

(a)            Fiduciary Duty Theory

In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material, non-public information but that such a duty arises only where there is a fiduciary relationship, that is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material, non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirk v. SEC, 463 U.S. 646 (1983) the U.S. Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (i.e. attorneys, accountants) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary but can be a gift, a reputational benefit that will translate into future earnings or even evidence of a relationship that suggests a quid pro quo.

(b)            Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory where liability is established when trading occurs on material, non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the U.S. Supreme Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

9.     Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, imprisonment, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Advisor.  These sanctions include, but are not limited to, dismissal of the employees involved.

10.   Procedures to Implement Advisor’s Policy Against Insider Trading

The following procedures have been established to aid the officers, directors, and employees of Advisor in avoiding insider trading and to aid Advisor in preventing, detecting and imposing sanctions against insider trading.  Every officer, director, and employee of Advisor must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures, you should consult the CCO CCO.

(a)           Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by an Advisor, in the Securities of a company about which you may have potential inside information, ask yourself the following two (2) sets of questions:

•      Is the information material?  (See Section XVII(4)).

•      Is the information non-public?  (See Section XVII(5)).

If after consideration of the above, you believe that the information is material and nonpublic or if you have questions as to whether the information is material and non-public, you should take the following steps:

•      Report the matter immediately to the CCO CCO.

•      Do not purchase or sell the Securities on behalf of yourself or others including investment companies or private accounts managed by Advisor.

•      Do not communicate the information inside or outside Advisor other than to the designated CCO CCO.

After the CCO CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

(b)            Restricting Access to Material, Non-Public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone including persons within Advisor except as provided above. In addition, you should take care that such information is secure. For example, files containing material, non-public information should be sealed; access to computer files containing material, non-public information should be restricted.

(c)            Resolving Issues Concerning Insider Trading

If, after consideration of all the above procedures, doubt remains as to whether information is material or non-public or if there is any unresolved question as to the applicability of interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with the CCO CCO before trading or communicating the information to anyone.

XXI. Definitions

(A)  Beneficial Ownership

Shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder, with specific reference to Exchange Act Rule 16a-1(a)(2).

The determination of Beneficial Ownership is the responsibility of each Access Person.  It is a fact-based decision.

Questions regarding Beneficial Ownership should be directed to the CCO CCO.  Because, however, a determination of Beneficial Ownership requires a detailed analysis of personal financial circumstances that are subject to change, the CCO CCO ordinarily will not advise employees on this definition.

(B)  CCO CCO

The CCO CCO of the Advisor(s), as designated under SEC Rule 38(a)-1, responsible for administering the Code.

(C)  Covered Security

Any Security as defined in Section 2(a)(36) of the Investment Company Act except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies (mutual funds).  Covered Securities would also not include instruments that are not Securities as defined in Section 2(a)(36) of the Investment Company Act such as currency futures, currencies, currency forwards and derivatives thereof.

(D)  Disinterested Director

A director of an Advisor who is not an “interested person” of Advisor within the meaning of Section 2(a)(19) of the Investment Company Act. Determinations of “Disinterested Director” status shall be made in writing by the Investment Ethics Committee.  Supervised Persons who have “Disinterested Director” status are considered Non-Access Persons under the Code.

(E)  Disinterested Fund Director

A Director of a Registered Investment Company who is not an “interested person” of the Advisor within the meaning of Section 2(a)(19) of the Act.  Determinations of “Disinterested Fund Director” status shall be made by RIC counsel with the approval of the Advisor’s Board of Directors and notice of such determination shall be provided to the CCO CCO and the Investment Ethics Committee.

(F)  Immediate Family Member

Shall mean any child, stepchild, grandchild, parent, stepparent grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and shall include adoptive relationships.

(G)  Investment Control

Shall mean the direct or indirect power to exercise controlling influence over the investment decisions and securities held by a RIC or managed client account.

(H)  Investment Ethics Committee

The oversight body responsible for the implementation and enforcement of this Code composed of investment, legal and compliance personnel of Advisor and its affiliates.  The Investment Ethics Committee shall be approved and appointed by the Board of Directors of Advisor.

(I)  Limited Offering

Means an offering that is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.  A Limited Offering includes certain co-operative investments in real estate, co-mingled investments vehicles such as hedge funds and investments in family-owned businesses.

(J)  Security

Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-RIC certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, Fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(K)  Security Held or to be Acquired

Any Covered Security which, within the most recent 14 calendar days: (1) is or has been held by any client; or (2) is being or has been considered by advisor for purchase or any client; and any option to purchase or sell, and any Security which is convertible into or exchangeable for, a Covered Security.

APPENDIX A

SEC Registered Investment Advisor Affiliates of First Republic Bank include:

First Republic Wealth Advisors LLC

Froley, Revy Investment Company Inc.

Starbuck, Tisdale & Associates

Trainer Wortham & Company, Inc.

EXHIBITS

Exhibit A – Initial/Annual Code of Ethics & Insider Trading Policy Certification

Exhibit B – Initial/Annual Securities Holdings Disclosure

Exhibit C – Personal Trade Pre-Clearance Request Form

Exhibit D – Quarterly Personal Trading Disclosure

Exhibit E – Securities Account Opening Disclosure

Exhibit F – Broker Letter Template for Duplicate Confirms and Statements

Exhibit G – Outside Affiliation Disclosure

Exhibit H – Political Contribution Disclosure